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                   [Letterhead of Carter, Ledyard & Milburn]

                                                                Exhibit 3.3

                             February 15, 2000



The Chase Manhattan Bank,
as Trustee of
Nuveen Unit Trusts, Series 80
Nuveen - FORTUNE America's Most Admired Companies Portfolio, February 2000

4 New York Plaza, 3rd Floor
New York, New York 10004

Attention: Mr. Steven B. Wolinsky
Senior Vice President
---------------------


     Re:        Nuveen Unit Trusts, Series 80
                Nuveen - FORTUNE America's Most Admired Companies
                         Portfolio, February 2000
                -------------------------------------------------

Dear Sirs:

     We are acting as special counsel with respect to New York tax matters for Nuveen Unit Trusts, Series 80, Nuveen - FORTUNE America's Most Admired Companies (the "Trust Fund"), which will be established under a Standard Terms and Conditions of Trust for Nuveen Unit Trusts Series 4 and certain subsequent Series dated May 29, 1997 and a related Trust Indenture and Agreement dated today's date (such Standard Terms and Conditions of Trust and related Trust Indenture and Agreement are referred to collectively as the "Indenture"), each between John Nuveen & Co. Incorporated, as Depositor (the "Depositor"), and The Chase Manhattan Bank, as Trustee (the "Trustee"). Pursuant to the terms of the Indenture, units of fractional undivided interest in the Trust Fund will be issued (the "Units"), which Units may, in accordance with the Indenture, be represented by a certificate or certificates (the "Certificates").

     We have examined and are familiar with originals or certified copies, or copies otherwise identified to our satisfaction, of such documents as we have deemed necessary or appropriate for the purpose of this opinion. In giving this opinion, we have relied upon the two opinions, each dated today and addressed to the Trustee, of Chapman and Cutler, counsel for the Depositor, with respect to the matters of law set forth therein.

     Based upon the foregoing, we are of the opinion that: